Exhibit 4.8

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 6 day of June 2013 by and between Sims Metal Management Limited, an Australian company duly organized under law and having a usual place of business at Sir Joseph Banks Corporate Park, Suite 3, Level 2, 32-34 Lord Street Botany NSW 2019 Australia (hereinafter referred to as the “Company”) and Daniel W. Dienst of [*] (hereinafter referred to as the “Consultant”).

WHEREAS, the Consultant:

(a)	by reason of his recent position as Chief Executive Officer of the Company, is in possession of highly sensitive Confidential Information (as defined in Article 6).

(b)	has agreed to be bound by the obligations in Article 5 (Restricted Activities) ; and

(c)	has agreed to provide the services described herein,

and the Company wishes to engage the Consultant to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.

TERM. Commencing as of the 1st day of July, 2013 (the “Effective Date”), and continuing for a period of twelve (12) months (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will serve as a consultant to the Company.

2.	DUTIES AND SERVICES.

(a)	The Consultant’s duties and responsibilities shall include:

(i)	Assisting the Company’s new Chief Executive Officer as reasonably requested to aid his transition into the Company.

(ii)	Providing advice to the Chairman of the Company on SHEC safety related matters.

(iii)	Assistance in relation to the Company’s strategy in China.

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(iv)

Such duties in relation to the business and affairs of the Company as may from time to time be vested in or given to the Consultant by or at the direction of the Company (collectively, the “Duties” or “Services”).

(b)

The Consultant agrees that during the Term he will devote up to an average of twelve (12) days per month (inclusive of travel time) over the Term to his Duties. The Company through its Chairman will periodically provide the Consultant with a schedule of requested responsibilities and deliverables for the applicable period of time. The Duties will be scheduled on an as-needed basis at mutually agreeable times.

(c)

The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs Services concurrently with those performed herein.

(d)

In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

3.	CONSULTING FEE.

(a)

Subject to the provisions hereof, the Company shall pay the Consultant a consulting fee of six hundred thousand Dollars (US$600,000) per annum (the “Consulting Fee”) by monthly payments of fifty thousand Dollars (US$50,000). The Consultant shall submit monthly to the Company an invoice and a summary of the Duties performed. The Consulting Fee shall be paid within ten (10) days of receipt of the invoice.

(b)	Additionally, for as long as the Consultant does not otherwise engage in full time employment during the Term, the Company shall:

(i)	pay the Consultant twelve thousand Dollars (US$12,000) per annum for incidental expenses such as telephone by monthly payments at the same time as payment of the Consulting Fee;

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(ii)	provide the Consultant with modest office accommodation and internet access;

(iii)

continue the existing arrangement of the provision of a personal assistant for the use of the Consultant, recognizing that such person will also have other responsibilities and duties for the Company; and

(iv)	continue the existing arrangement of the provision of a car and driver for the Consultant’s security and business needs

(collectively, the “Allowances”).

(c)

The parties agree that all Services will be rendered by Consultant as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee. The Consultant acknowledges that he is responsible for his own health, accident and life insurance during the Term, but this is not a waiver of any COBRA rights Consultant has as a former employee of the Company.

4.	EARLY TERMINATION OF THE TERM.

(a)

If the Consultant voluntarily ceases performing his Duties, other than as a result of a breach by the Company of its obligations hereunder, becomes physically or mentally unable to perform his Duties for more than sixty (60) consecutive days, or is terminated for Cause, then, in each instance, the Consulting Fee and Allowances shall cease and terminate as of such date. The Company may terminate this Agreement immediately by written notice to the Consultant for Cause if:

(i)	the Consultant has materially breached this Agreement where that breach is not capable of remedy;

(ii)

the Consultant has materially breached this Agreement, where capable of remedy, and the Consultant fails to remedy the breach within ten (10) business days after the date of receipt of a notice from the Company, setting out the nature of the breach and requiring him to remedy such breach; or

(iii)	during the Term:

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(A)	the Consultant is found guilty of any offence criminal or statutory punishable by imprisonment; or

(B)

the Consultant by misconduct (including the unauthorised disclosure of material Confidential Information of the Company), materially harms the reputation, affairs or activities of the Company or the Company’s business.

(b)

Upon termination under Section 4(a), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 16 hereof and the continuation of any rights accrued before termination. Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof. Consultant may retain his address book to the extent it only contains contact information.

(c)

Other than termination in accordance with Section 4(a), the Company shall have no right to terminate this Agreement early but may cease to utilize Consultant’s services at any time. In such event, it shall continue to fully pay Consultant the amounts due hereunder without offset for any other amounts Consultant may earn.

5.	RESTRICTED ACTIVITIES.

During the Term, and

(i)	if the Term continues until June 30, 2014, for a period of three (3) months thereafter; or

(ii)	if the Term continues until any day on or before March 31, 2014, for a period of six (6) months thereafter; or

(iii)	if the Term continues until any day on or after March 31, 2014 until on or before June 30, 2014, for a period pro-rated between six (6) months and three (3) months thereafter,

the Consultant will not, directly or indirectly, whether through an affiliate or otherwise, alone or as a partner, joint venture, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity of any company or business:

(i)

anywhere in the United States or in any other country or region in which the Company or any affiliate conducts business or is actively planning to conduct business, engage in any business or activity which is directly [or

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(ii)	indirectly] in competition with, the whole or any material part or parts of the business conducted by the Company or any affiliate from time to time;

(iii)	solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company, provided the foregoing shall not be violated by general advertising;

(iv)

solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that conducts any business in competition with that of the Company or an affiliate;

(v)

solicit or request any individual or entity that conducts any business in competition with that of the Company or an affiliate, to employ or retain as a consultant any employee or consultant of the Company or an affiliate, provided the foregoing shall not be violated by serving as a reference upon request; or

(vi)	induce or attempt to induce any supplier, vendor or customer of the Company or an affiliate to terminate or breach any written or oral agreement or understanding with the Company or an affiliate.

Following the termination of this Agreement the Company shall retain all rights to enforce the restricted activities to which the Consultant is subject.

6.	PROPRIETARY RIGHTS.

(a)	Definitions. For the purposes of this Article 6, the terms set forth below shall have the following meanings:

(i)

Concept and Ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company’ present, past or identified prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

(ii)

Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics,

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assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the knowledge of Consultant to the Company or any of its affiliated companies to maintain such information in confidence.

(b)

Non-Disclosure to Third Parties. Except as desirable in connection with Consultant’s Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party, except in compliance with legal process, without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c)

Documents, etc. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’ products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, except, to the extent it only contains contact information, Consultant’s address book, (b) will not be used by Consultant in any way other than in connection with the performance of his Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company’s or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

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(d)

Patents, etc. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(e)

Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company reasonably considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.

EQUITABLE RELIEF. Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

8.

WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

9.

SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

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10.

ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement only to a successor to all or substantially all of its business which assumes the Company’ obligations hereunder in writing. Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company, except it may assign this Agreement to a limited liability company wholly owned by Consultant so long as Consultant provides the services hereunder on behalf of such limited liability company. This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of his death or disability.

11.	HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.

AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Company’s Board of Directors.

13.

NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

14.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15.

GOVERNING LAW. This Agreement shall be governed, construed and interpreted under the laws of the State of New York applicable to agreements made and to be performed within the State of New York (determined without regard to the choice of law provisions thereof).

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16.

SURVIVAL. The provisions of Sections 5 to 9, 13 and 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

[Signature page follows]

EXECUTED effective as of the date of signing.

By: /s/ Geoff Brunsdon
Geoff Brunsdon
Chairman
Sims Metal Management Limited
Hereunto Duly Authorized

/s/ Daniel W. Dienst
Daniel W. Dienst

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